UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2016

INVENSENSE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35269	01-0789977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Technology Drive, Suite 200 San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

(408) 501-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 21, 2016, InvenSense, Inc., a Delaware corporation (the “Company” or “InvenSense”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TDK Corporation, a company organized under the laws of Japan (“Parent” or “TDK”), and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). The Merger Agreement was unanimously approved by the Company’s Board of Directors (the “Board”). Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), will be automatically converted into the right to receive $13.00 per share in cash, without interest (the “Merger Consideration”), other than certain shares owned by the Company, Parent and their respective subsidiaries (which shares will be cancelled) and shares held by stockholders who have validly exercised their appraisal rights under Delaware law.

Treatment of Compensatory Equity Awards

At the Effective Time, (i) each outstanding and unexercised vested option to purchase shares of Common Stock that has an exercise price per share that is less than the Merger Consideration (each, a “Vested Option”) will be cancelled and converted into the right to receive a payment in cash equal to the product of (a) the total number of shares of Common Stock subject to such Vested Option and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Option, (ii) each outstanding and unexercised unvested option to purchase shares of Common Stock that has an exercise price per share that is less than the Merger Consideration (each, an “Unvested Option”) will be cancelled and converted into the right to receive a payment in cash equal to the product of (a) the total number of shares of Common Stock subject to such Unvested Option and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Option, but only if the holder of such Unvested Option satisfies all of the vesting conditions that would have related to the terminated Unvested Option (including continued employment requirements through the applicable dates of vesting), (iii) each outstanding vested restricted stock unit (each, a “Vested RSU”) will be cancelled and exchanged for the right to receive a payment in cash equal to the product of (a) the total number of shares of Common Stock subject to such Vested RSU and (b) the Merger Consideration, (iv) each outstanding unvested restricted stock unit (each, an “Unvested RSU”) will be cancelled and exchanged for the right to receive a payment equal to the product of (a) the total number of shares of Common Stock subject to such Unvested RSU and (b) the Merger Consideration, but only if the holder of such Unvested RSU satisfies all of the vesting conditions that would have related to the terminated Unvested RSU (including continued employment requirements through the applicable dates of vesting), and (v) each outstanding unvested share of restricted Common Stock will be cancelled and converted into the right to receive a payment in cash equal to the Merger Consideration, but only if the holder of such restricted Common Stock satisfies all of the vesting conditions that would have related to the terminated unvested share of restricted Common Stock. Each Vested Option or Unvested Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be cancelled without consideration.

Closing Conditions; Closing Date

The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock. The obligations of the parties to consummate the Merger are also subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, including, but not limited to (i) the receipt of regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the accuracy of the representations and warranties of each party contained in the Merger Agreement (subject to certain materiality qualifications), and (iii) each party’s compliance with or performance of the covenants and agreements in the Merger Agreement in all material respects.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties by the Company and Parent. The Merger Agreement also contains customary covenants and agreements, including with respect to the operations of the business of the Company and its subsidiaries between signing and closing, restrictions on responses by the Company with respect to the receipt of alternative transactions, governmental filings and approvals and other matters. Parent also has agreed to various covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to take actions that may be necessary in order to obtain approval of the Merger with certain governmental authorities, subject to certain exceptions.

The Merger Agreement generally prohibits the Company’s solicitation of proposals relating to alternative transactions and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any alternative transaction, subject to certain limited exceptions.

The Merger Agreement requires the Company to call and hold a special meeting of stockholders and requires the Company’s Board to recommend adoption by the Company’s stockholders of the Merger Agreement, subject to certain exceptions.

Termination and Termination Fees

The Merger Agreement contains termination rights for the Company and Parent, including if the Merger is not consummated before June 21, 2017, subject to a three month extension if necessary to obtain certain regulatory approvals. Upon termination of the Merger Agreement under specified circumstances, including termination including in connection with the Company’s entry into a definitive agreement providing for the consummation of a superior alternative acquisition proposal as permitted under the Merger Agreement, the Company will be required to pay Parent a termination fee of $46.7 million.

The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee of $46.7 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and which is incorporated herein by reference. The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other reports and documents that the Company files with the Securities and Exchange Commission.

Voting Agreements

Concurrently with the execution of the Merger Agreement, the directors, executive officers and certain stockholders of the Company, in their capacities as holders of Common Stock or other equity interests of the Company, each entered into a Voting Agreement with Parent (the “Voting Agreement”) pursuant to which each agreed, among other things, to (i) vote their Common Stock for the approval of the Merger Agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of their Common Stock, subject to the terms and conditions contained in the Voting Agreement. The Voting Agreements will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the end date specified in the Merger Agreement and (d) such time as the Merger Agreement is amended to change the form or reduce the amount of the Merger Consideration. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting Agreements, a form of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

In connection with, and contingent on, the Merger, the Company entered into letter agreements with Behrooz Abdi, Daniel Goehl and Mozafar Maghsoudnia (each, a “Recipient”, and collectively, the “Recipients”) providing for the payment of a retention bonus (“Retention Bonus”) to each Recipient if (a) the Recipient remains an employee of the Company until the later of (i) the date on which the transactions contemplated by the Merger Agreement are consummated and (ii) the first anniversary of the date on which the Merger Agreement is fully executed (such later date, the “Vesting Date”), or (b) the Recipient’s employment with the Company terminates prior to the Vesting Date as a result of a termination by the Company without Cause (as defined in the letter agreement) or the Recipient’s death or permanent disability (such date of termination, the “Termination Date”). Payment of the Retention Bonus is subject to the applicable Recipient’s execution of a release of claims. The letter agreements also provide for the accelerated payment of a certain percentage of the total cash value payable for the unvested awards (limited to unvested restricted stock unit awards in the case of Mr. Abdi) held by the applicable Recipient under any Company Stock Plan (as defined in the Merger Agreement), which accelerated payment will proportionally reduce any future payments to be made to the Recipient on the applicable vesting dates with respect to such awards (such percentage, the “Equity Award Acceleration Percentage”). The letter agreements also amend the definition of “Good Reason” in each Recipient’s Executive Change in Control and Severance Agreement with the Company to provide that any diminution in the Recipient’s duties, authorities or responsibilities as a result of the Merger would not trigger Good Reason for the termination of the Recipient’s employment. The Company has also entered into letter agreements providing for a retention bonus with certain other officers who are not named executive officers, which letter agreements are not described in this report.

The letter agreement for Mr. Abdi also provides that he will be entitled to a lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2018 and (ii) for the Company’s fiscal year ending March 31, 2018, the Company’s revenue as reported on the Company’s audited financial statements in accordance with historical practices and generally accepted accounting principles in the United States (“GAAP”) exceeds $315,440,000 or (b) his employment with the Company terminates prior to March 31, 2018 as a result of a termination by the Company without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual revenue for fiscal year ending March 31, 2018 and $315,440,000 and the denominator of which is $78,860,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment as a result of a termination by the Company without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

The letter agreement for Mr. Abdi also provides that he will be entitled to a lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2018 and (ii) for the Company’s fiscal year ending March 31, 2018, the Company’s operating profit calculated in accordance with the Company’s historical practices on a non-GAAP basis that excludes stock-based compensation expense and related payroll taxes, accreting interest expense on the Company’s 1.75% convertible senior notes, amortization of acquisition-related intangible assets, business acquisition costs and litigation-related expenses (“Operating Profit”) exceeds $29,760,000 or (b) his employment with the Company terminates prior to March 31, 2018 as a result of a termination by the Company without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual Operating Profit for fiscal year ending March 31, 2018 and $29,760,000 and the denominator of which is $7,440,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment as a result of a termination by the Company without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

The letter agreement for Mr. Abdi also provides that he will be entitled to a lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2019 and (ii) for the Company’s fiscal year ending March 31, 2019, the Company’s revenue as reported on the Company’s audited financial statements in accordance with historical practices and GAAP exceeds $503,520,000 or (b) his employment with the Company terminates prior to March 31, 2019 as a result of a termination by the Company without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual revenue for fiscal year ending March 31, 2019 and $503,520,000 and the denominator of which is $125,880,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment as a result of a termination by the Company without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

The letter agreement for Mr. Abdi also provides that he will be entitled to a lump sum cash payment in an amount up to $857,500 if (a)(i) he remains employed through March 31, 2019 and (ii) for the Company’s fiscal year ending March 31, 2019, the Company’s Operating Profit exceeds $60,240,000 or (b) his employment with the Company terminates prior to March 31, 2019 as a result of a termination by the Company without Cause or his death or permanent disability. The amount of this bonus is equal to the product of $857,500, multiplied by a fraction, the numerator of which is the difference between the actual Operating Profit for fiscal year ending March 31, 2019 and $60,240,000 and the denominator of which is $15,060,000. In no event will this bonus exceed $857,500. In the event of any termination of Mr. Abdi’s employment as a result of a termination by the Company without Cause or his death or permanent disability, the amount of the bonus payment will be equal to $857,500.

The letter agreement for Mr. Abdi also provides that his base salary will be increased to a rate of $420,000 per year effective immediately, and his annual target incentive bonus opportunity for fiscal year ending March 31, 2018 (which will be in addition to the potential bonus payments described above) will be 100% of his then-current base salary.

The foregoing description of the letter agreements does not purport to be complete and is qualified in its entirety by reference to the form of letter agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The individual Retention Bonus amounts and individual Equity Award Acceleration Percentages for the Recipients are set forth below.

Recipient Name	Retention Bonus Amount	Equity Award Acceleration Percentage
Behrooz Abdi	$1,000,000	20%

Daniel Goehl	$1,000,000	25%

Mozafar Maghsoudnia	$1,100,000	42%

Item 8.01 Other Events.

On December 21, 2016, the Company and Parent issued a joint press release announcing that they had entered into the Merger Agreement, a copy of which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

On December 21, 2016, the Company sent an email to employees announcing the Company’s entry into the Merger Agreement, a copy of which is filed as Exhibit 99.5 and is incorporated herein by reference.

On December 21, 2016, Behrooz Abdi, President and Chief Executive Officer of the Company, and Shigenao Ishiguro, Representative Director and President of Parent, will issue a letter to the Company’s customers announcing the Company’s entry into the Merger Agreement, a copy of which is filed as Exhibit 99.3 and is incorporated herein by reference.

On December 21, 2016, Mo Maghsoudnia, VP of Technology and WW Manufacturing of the Company, will issue a letter to the Company’s suppliers announcing the Company’s entry into the Merger Agreement, a copy of which is filed as Exhibit 99.4 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, TDK and InvenSense intend to file relevant materials with the United States Securities and Exchange Commission (the “SEC”). InvenSense will also file with the SEC a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, InvenSense will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the InvenSense special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF INVENSENSE ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TDK OR INVENSENSE FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TDK, INVENSENSE AND THE PROPOSED TRANSACTION. The proxy statement and other documents filed by InvenSense with the SEC may be obtained free of charge at InvenSense’s website at www.invensense.com or at the SEC’s website at ww.sec.gov. These documents may also be obtained free of charge from InvenSense by requesting them by mail at InvenSense, Inc., 1745 Technology Drive Suite 200, San Jose, California 95110, Attention: Investor Relations, or by telephone at (408) 501-2200. The documents filed by TDK with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from TDK by requesting them by mail at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023, Japan, Attention: Investor Relations.

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. TDK, InvenSense, and certain of their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of InvenSense in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of InvenSense’s stockholders in connection with the proposed transaction, and any direct or indirect interests, by security holdings or otherwise, they have in the proposed transaction, will be set forth in InvenSense’s definitive proxy statement when it is filed with the SEC. Information regarding InvenSense’s directors and executive officers and their ownership of InvenSense’s securities is set forth in the definitive proxy statement for InvenSense’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2016, and its Annual Report on Form 10-K for the fiscal year ended April 3, 2016, which was filed with the SEC on May 25, 2016. These documents may be obtained free of charge at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that address a variety of subjects including, for example, the expected timetable for closing of the transaction between TDK and InvenSense, the expected benefits and synergies of the transaction, TDK’s and InvenSense’s plans, objectives and expectations and TDK’s expected product offerings, product development, marketing position and technical advances resulting from the transaction. Statements that are not historical facts, including statements about beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties, are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of TDK’s senior management about future events with respect to InvenSense’s business and its industry in general. Statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions of a future or forward-looking nature identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Actual results could differ materially from those projected or forecast in the forward-looking statements. The following important factors and uncertainties, among others, that could cause actual results to differ materially from those described in these forward looking statements include, without limitation: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings that may be instituted against TDK or InvenSense and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement or pendency of the proposed transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that InvenSense’s business may not be successfully integrated with TDK’s following the closing; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; and the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the proxy statement when it becomes available and InvenSense’s filings with the SEC, including the risk factors contained in InvenSense’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. TDK and InvenSense assume no obligation to update the information in this communication, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

2.1	Agreement and Plan of Merger among InvenSense, Inc., a Delaware corporation, TDK Corporation, a company organized under the laws of Japan, and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly owned subsidiary of TDK Corporation, dated as of December 21, 2016.*

10.1#	Form of Letter Agreement.

99.1	Form of Voting Agreement.

99.2	Joint press release issued by InvenSense, Inc. and TDK Corporation, dated December 21, 2016.

99.3	Letter to Customers of InvenSense, Inc.

99.4	Letter to Suppliers of InvenSense, Inc.

99.5	Email to Employees of InvenSense, Inc.

*	Certain schedules and exhibits to the Agreement and Plan of Merger have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.
#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2016

INVENSENSE, INC.

By:	/s/ Mark P. Detinger
Mark P. Detinger Chief Financial Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger among InvenSense, Inc., a Delaware corporation, TDK Corporation, a company organized under the laws of Japan, and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly owned subsidiary of TDK Corporation, dated as of December 20, 2016.*

10.1#	Form of Letter Agreement.

99.1	Form of Voting Agreement.

99.2	Joint press release issued by InvenSense, Inc. and TDK Corporation dated December 21, 2016.

99.3	Letter to Customers of InvenSense, Inc.

99.4	Letter to Suppliers of InvenSense, Inc.

99.5	Email to Employees of InvenSense, Inc.

*	Certain schedules and exhibits to the Agreement and Plan of Merger have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.
#	Management contract or compensatory plan or arrangement.